Exhibit 10.1
AMENDED AND RESTATED SIXTH LEASE MODIFICATION AGREEMENT
     AMENDED AND RESTATED SIXTH LEASE MODIFICATION AGREEMENT (this “Agreement”) made as of the 14th day of June, 2007, by and between 601 WEST ASSOCIATES LLC, a New York limited liability company, having an address at 601 West 26th Street, Suite 1260, New York, New York 10001 (“Landlord”), and MARTHA STEWART LIVING OMNIMEDIA, INC., a Delaware corporation, having an address at 601 West 26th Street, 9th Floor, New York, New York 10001 (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a written agreement of lease dated as of August 20, 1999 (the “Original Lease”), as amended by First Lease Modification Agreement dated as of December 17, 1999 (the “First Amendment”). Second Lease Modification Agreement dated as of August, 2000, Third Lease Modification Agreement dated as of July 1, 2002, Fourth Lease Modification Agreement dated as of November 10, 2005 and Fifth Lease Modification Agreement dated as of January 3, 2007 (the “Fifth Amendment”; the lease and all such modification agreements, as amended hereby, collectively, the “Lease”), wherein and whereby Landlord leased to Tenant the entire ninth (9th) floor and a portion of the ninth (9th) floor roof (collectively, the “Ninth Floor Premises”) and portions of the second (2nd) mezzanine, as more particularly described in the Lease (collectively, the “Second Mezzanine Premises”; the Ninth Floor Premises and the Second Mezzanine Premises are sometimes hereinafter collectively referred to as the “Original Premises”), in the building located at 601 West 26th Street, New York, New York (the “Building”); and
     WHEREAS, Tenant desires, inter alia, to (i) rent a portion of the tenth (10th) floor at the Building from Landlord (the “Additional Space”) as more particularly described on Exhibit A annexed hereto and made a part hereof, and (ii) extend the term of the Lease as to the Original Premises such that the leasing of the Original Premises shall be co-terminus with the leasing of the Additional Space on the Extended Expiration Date (as herein defined).
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
     1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.
     2. Amendments to Lease. Effective as of the date hereof, the Lease shall be deemed amended as follows:
          a. Additional Space. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Additional Space on the same terms and conditions (except as otherwise set forth herein) as are set forth in the Lease applicable to the Original Premises, and (ii) the term “demised premises” or “Premises” as set forth in the Lease shall be deemed to collectively mean the Original Premises and Additional Space. The Additional Space is leased to Tenant for a period commencing on the later of August 1, 2007 (with Landlord’s Additional Space Work [as defined below] substantially completed) or that date on which Landlord delivers the Additional Space to Tenant with Landlord’s Additional Space Work substantially completed therein in accordance with the terms hereof (the “Inclusion Date”) and shall expire on the Extended Expiration Date (as defined below) (the “Term”).
          b. Original Premises. The term of Lease applicable to the Original Premises is hereby extended for a period of ten (10) years to commence on the Inclusion Date and end on the Extended Expiration Date. All references in the Lease to the term “Expiration Date” (whether or not capitalized). shall be deemed to mean the Extended Expiration Date set forth in this Agreement and shall apply to the Original Premises and Additional Space.
          c. Use. Tenant shall use and occupy the Additional Space for the uses set forth in Article 2 of the Lease and for no other purpose.
          d. Ninth Floor Premises (Interior) Fixed Rental. Tenant shall pay Fixed Rental to Landlord for the entire Ninth Floor Premises (interior) at an annual rate of:
i.	$4,485,000.00 per annum ($373,750.00 per month) for the period commencing on the Inclusion Date and ending on the day immediately preceding the first (1st) anniversary of the Inclusion Date, both dates inclusive;

ii.	$4,608,337.56 per annum ($384,028.13 per month) for the period commencing on the first (1st) anniversary of the Inclusion Date and ending on the day immediately preceding the second (2nd) anniversary of the Inclusion Date, both dates inclusive;

iii.	$4,735,066.80 per annum ($394,588.90 per month) for the period commencing on the second (2nd) anniversary of the Inclusion Date and ending on the day immediately preceding the third (3rd) anniversary of the Inclusion Date, both dates inclusive;

iv.	$4,865,281.20 per annum ($405,440.10 per month) for the period commencing on the third (3rd) anniversary of the Inclusion Date and ending on the day immediately preceding the fourth (4th) anniversary of the Inclusion Date, both dates inclusive;

v.	$4,999,076.40 per annum ($416,589.70 per month) for the period commencing on the fourth (4th) anniversary of the Inclusion Date and ending on the day Immediately preceding the fifth (5th) anniversary of the Inclusion Date. both dates inclusive:

vi.	$5.435,550.96 per annum ($452,962.58 per month) for the period commencing on the fifth (5th) anniversary of the Inclusion Date and ending on the day immediately preceding the sixth (6th) anniversary of the Inclusion Date, both dates inclusive;

vii.	$5,585,028.60 per annum ($465,419.05 per month) for the period commencing on the sixth (6th) anniversary or the Inclusion Date and ending on the day immediately preceding the seventh (7th) anniversary of the Inclusion Date; both dates inclusive;

viii.	$5,738,616.84 per annum ($478,218.07 per month) for the period commencing on the seventh (7th) anniversary or the Inclusion Date and ending on the day Immediately precedingg the eighth (8th) anniversary of the Inclusion Date, both dates inclusive;

ix.	$5,896,428.84 per annum ($491,369.07 per month) for the period commencing on the eighth (8th) anniversary of the Inclusion Date and ending on the day immediately preceding the ninth (9th) anniversary of the Inclusion Date, both dates inclusive;

x.	$6,058,580.64 per annum ($504,881.72 per month) for the period commencing on the ninth (9th) anniversary of the Inclusion Date and ending on the day immediately preceding the tenth (10th) anniversary of the Inclusion Date, both dates inclusive (the “Extended Expiration Date”).
               Tenant acknowledges and agrees that it shall continue to remain obligated to pay Fixed Rental and Additional Rental applicable to the interior Ninth Floor Premises as set forth in the Lease at the rates and at the times set forth therein from the date of this Agreement through and including the day immediately preceding the Inclusion Date.
          e. Ninth Floor Premises (Roof) Fixed Rental. Tenant shall pay Fixed Rental to Landlord for the roof portion of the Ninth Floor Premises at an annual rate of:
$80,000.00 per annum ($6,666.67 per month) for the period commencing on the Inclusion Date and ending on the Extended Expiration Date, both dates inclusive.
               Tenant acknowledges and agrees that it shall continue to remain obligated to pay Fixed Rental and Additional Rental applicable to the roof portion of the Ninth Floor Premises as set forth in the Lease at the rates and at the times set forth therein from the date of this Agreement through and including the day immediately preceding the Inclusion Date.
          f. Second Mezzanine Premises Fixed Rental. Tenant shall pay Fixed Rental to Landlord for the entire Second Mezzanine Premises at an annual rate of:
i.	$257,757.48 per annum ($21,479.79 per month) for the period commencing on the Inclusion Date and ending on the day immediately preceding the first (1st) anniversary of the Inclusion Date. both dates inclusive:

ii.	$264,845.76 per annum ($22,070.48 per month) for the period commencing on the first (1st) anniversary of the Inclusion Date and ending on the day immediately preceding the second (2nd) anniversary of the Inclusion Date, both dates inclusive:

iii.	$272,129.04 per annum ($22.677.42 per month) for the period commencing on the second (2nd) anniversary of the Inclusion Date and ending on the day immediately preceding the third (3rd) anniversary of the Inclusion Date, both dates inclusive:

iv.	$298,023.84 per annum ($24,835.32 per month) for the period commencing on the third (3rd) anniversary of the Inclusion Date and ending on the day Immediately preceding the fourth (4th) anniversary of the Inclusion Date, both dates inclusive;

v.	$306,219.48 per annum ($25,518.29 per month) for the period commencing on the fourth (4th) anniversary of the Inclusion Date and ending on the day immediately preceding the fifth (5th) anniversary of the Inclusion Date, both dates inclusive;

vi.	$314,640.48 per annum ($26,220.04 per month) for the period commencing on the fifth (5th) anniversary of the Inclusion Date and ending on the day immediately preceding the sixth (6th) anniversary of the Inclusion Date, both dates inclusive;

vii.	$341,704.32 per annum ($28,475.36 per month) for the period commencing on the sixth (6th) anniversary of the Inclusion Date and ending on the day immediately preceding the seventh (7th) anniversary of the Inclusion Date, both dates inclusive;

viii.	$351,101.16 per annum ($29,258.43 per month) for the period commencing on the seventh (7th) anniversary of the Inclusion Date and ending on the day immediately preceding the eighth (8th) anniversary of the Inclusion Date, both dates inclusive;

ix.	$360,756.48 per annum ($30,063.04 per month) for the period commencing on the eighth (8th) anniversary of the Inclusion Date and ending on the day immediately preceding the ninth (9th) anniversary of the Inclusion Date, both dates inclusive;

x.	$389,088.48 per annum ($32,424.04 per month) for the period commencing on the ninth (9th) anniversary of the Inclusion Date and ending on the Extended Expiration Date, both dates inclusive.
               Tenant acknowledges and agrees that it shall continue to remain obligated to pay Fixed Rental and Additional Rental applicable to the Second Mezzanine Premises as set forth in the

Lease at the rates and at the times set forth therein from the date of this Agreement through and including the day immediately preceding the Inclusion Date.
          g. Additional Space Fixed Rental. Tenant shall pay Fixed Rental to Landlord for the Additional Space at an annual rate of:
i.	$971.550.00 per annum ($80,962.50 per month) for the period commencing on the Inclusion Date and ending on the day immediately preceding the first (1st) anniversary or the Inclusion Date, both dates inclusive;

ii.	$998,267.64 per annum ($83,188.97 per month) for the period commencing on the first (1st) anniversary of the Inclusion Date and ending on the day immediately preceding the second (2nd) anniversary of the Inclusion Date, both dates inclusive;

iii.	$1,025,720.04 per annum ($85,476.67 per month) for the period commencing on the second (2nd) anniversary of the Inclusion Date and ending on the day immediately preceding the third (3rd) anniversary of the Inclusion Date, both dates inclusive;

iv.	$1,053,927.36 per annum ($87,827.28 per month) for the period commencing on the third (3rd) anniversary of the Inclusion Date and ending on the day immediately preceding the fourth (4th) anniversary of the Inclusion Date, both dates inclusive;

v.	$1,082,910.36 per annum ($90,242.53 per month) for the period commencing on the fourth (4th) anniversary of the Inclusion Date and ending on the day immediately preceding the fifth (5th) anniversary of the Inclusion Date, both dates inclusive;

vi.	$1,177,460.04 per annum ($98,121.70 per month) for the period commencing on the fifth (5th) anniversary of the Inclusion Date and ending on the day immediately preceding the sixth (6th) anniversary of the Inclusion Date, both dates inclusive;

vii.	$],209,840.24 per annum ($100,820.02 per month) for the period commencing on the sixth (6th) anniversary of the Inclusion Date and ending on the day immediately preceding the seventh (7th) anniversary of the Inclusion Date, both dates inclusive;

viii.	$1,243,110.20 per annum ($103,592.57 per month) for the period commencing on the seventh (7th) anniversary of the Inclusion Date and ending on the day immediately preceding the eighth (8th) anniversary of the Inclusion Date, both dates inclusive;

ix.	$1,277,296.44 per annum ($106,441.37 per month) for the period commencing on the eighth (8th) anniversary of the Inclusion Date and ending on the day immediately preceding the ninth (9th) anniversary of the Inclusion Date, both dates inclusive;

x.	$1,312,416.96 per annum ($109,368.08 per month) for the period commencing on the ninth (9th) anniversary of the Inclusion Date and ending on the day Extended Expiration Date, both dates inclusive.
               The first monthly installment of Fixed Rental for the Additional Space in the amount of $80,962.50 shall be paid by Tenant to Landlord concurrently herewith, which first monthly installment of Fixed Rental shall be applied by Landlord against Fixed Rental due and owing by Tenant to Landlord hereunder for the fourth (4th) month following the Inclusion Date.
          h. Additional Space Rent Abatement. Provided that Tenant is not then in default of the terms of the Lease at the time an applicable monthly installment of the Credit (as herein defined) is due, Tenant shall be entitled to a one-time, non-recurring abatement against the obligation to pay Fixed Rental for the Additional Space in the aggregate amount of $499,380.42 (the “Credit”) to be applied as follows: (i) $242,887.50 for the period commencing on the Inclusion Date and ending on the last day of he third (3rd) month following the Inclusion Date, at the rate of $80,962.50 per month (the “Initial Credit”); (ii) $83,188.97 for (13th) month of the Term; (iii) $85,476.67 for the twenty-fifth (25th) month of the Term; and (iv) $87,827.28 for the thirty-seventh (37th) month of the Term. If the Inclusion Date is a date other than the first day of a month, then the unapplied portion of the Initial Credit shall be prorated, and the balance shall be applied against Fixed Rental due for the fourth (4th) month of the term of the Lease with respect to the Additional Space. Notwithstanding the foregoing, the Credit shall not be applied against any Additional Rental, electricity charges, or other like sums from time to time payable by Tenant to Landlord pursuant to the Lease, which amounts shall be paid without abatement in accordance with the terms of the Lease.
          i. Renewal Option. Article 44 of the Lease shall be deemed deleted in its entirety an substituted in lieu thereof shall be the following:
     “44.1 Tenant shall have one (1) option (the “Renewal Option”) to renew or extend the Lease for one (1) additional term of five (5) years, provided that at the time of the exercise of the Renewal Option, this Lease is in full force and effect and no monetary default exists hereunder beyond applicable cure, grace and notice periods. Tenant may exercise the Renewal Option by giving written notice (the “Renewal Notice”) to Landlord not less than nine (9) months prior to the Extended Expiration Date.
     44.2 The Renewal Option may not be severed from this Lease nor separately sold or assigned.
     44.3 If Tenant timely exercises the Renewal Option, the term of this Lease will be extended for one (1) additional period of five (5) years commencing on the day immediately following the Extended Expiration Date and expiring on the day immediately preceding the fifth (5th) anniversary of the Extended Expiration Date (the “Renewal Period”), on all of the same terms, covenants and conditions as set forth in this Lease, except that during the Renewal Period: (i) Tenant shall be entitled to no further Renewal Option; (ii) Landlord shall have no obligation to perform Landlord’s Work or any other work in the Premises to ready same for continued occupancy, (iii) Tenant shall not be entitled to an additional credit against Fixed Rental, and (iv) the Fixed Rental during the Renewal Period shall be the greater of (x) the annual Fixed Rental rate per rentable square foot for the one (1) year period ending on the Extended Expiration Date, and (y) ninety-five percent (95%) of the then current Fair Market Rental Rate (as defined and computed below) for the Premises. The Fixed Rental during each year of the Renewal Period following the first year of such Renewal Period shall equal the Fixed Rental for the immediately preceding year multiplied by 102.75%.
     44.4 As used herein, the term “Fair Market Rental Rate” shall mean the annual fair market rental value for the Premises prevailing as of six months prior to the commencement of the Renewal Period, for the balance of the lease term, taking into account all relevant factors (whether favorable to Landlord or Tenant).
     44.5 Landlord and Tenant will endeavor to agree on the Fair Market Rental Rate within thirty (30) days after Tenant’s exercise of the Renewal Option. If Landlord and Tenant are unable to do so, then the dispute shall be resolved by arbitration in accordance with the provisions set forth below:
          44.5.1 Each party shall give the other party notice (the “Arbitration Notice”) specifying in said notice the name and address of the person designated to act as an arbitrator on its behalf. Each arbitrator so chosen by the parties shall be a competent person having the qualifications described in subparagraph 44.5.2 below. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within fifteen (15) days after the second arbitrator is appointed, the two arbitrators shall not agree upon the question in dispute, they shall themselves appoint a third arbitrator who shall be a competent and impartial person having the qualifications described in said subparagraph 44.5.2 below. The third arbitrator must choose one of the market values determined by either of the first two arbitrators and such determination shall be binding upon the parties. In the event the arbitrators are unable to agree upon the appointment of the third arbitrator within five (5) days after the time aforesaid, the third arbitrator shall be selected by the parties themselves if they can agree thereon within the further period of five (5) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (“AAA”) in accordance with its rules then prevailing. The date on which the third arbitrator is appointed is referred to herein as the “Appointment Date”. If any arbitrator appointed hereunder shall be unwilling or unable. for any reason to serve, or continue to serve, a replacement arbitrator shall be appointed in the same manner as provided herein for the appointment of such arbitrator.
          44.5.2 The arbitration shall be conducted in accordance with the then prevailing rules of the AAA. The arbitrators shall not be affiliated With Landlord or Tenant and shall be (a) MAI appraisers with at least ten (10) years experience in the determination of fair market rentals in office buildings in the City of New York, or (b) real estate brokers or consultants with at least ten (10) years experience in leasing, owning, operating, selling or buying office buildings in the City of New York.
          44.5.3 This provision shall constitute a written agreement to submit any dispute regarding the determination of the Fixed Market Rental Rate to arbitration.
          44.5.4 The arbitration decision, determined as provided in this Article, shall be conclusive and binding on the parties, shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.
          44.5.5 Each party shall pay its own fees and expenses relating to the arbitration under this paragraph (including, without limitation, the fees and expenses of the one of the two original arbitrators appointed by or for such party, of its counsel and of experts and witnesses retained or called by it). Each party shall pay one-half (1/2) of the fees and expenses of the AAA and of the third arbitrator.”
          j. Tenant’s Initial Installations. From and after the Inclusion Date, Tenant, at its sole cost and expense, shall prepare the Additional Space for its use and occupancy in accordance with the applicable provisions of Articles 3, 47 and 69 of the Lease. Landlord shall not unreasonably withhold or delay its consent to Tenant’s use of reputable licensed architects, engineers, contractors and subcontractors to design, plan and perform Tenant’s Initial Installations in the Additional Space. Tenant shall pay to Sterling Realty Enterprises, Landlord’s construction supervisor, a construction supervisory fee in the amount of $8,096.25 payable upon Tenant’s execution of this Lease. The $8,096.25 supervisory fee shall not include Landlord’s actual out-of-pocket costs incurred in connection with the initial review of the plans for Tenant’s Initial Installations in the Additional Space. Failure to pay such fee shall be deemed failure to pay Additional Rental. In consideration for such fee, Landlord’s construction supervisor shall coordinate the construction of Tenant’s Initial Installations in the Additional Space with the Landlord and Building’s services and will work with Tenant’s contractors to facilitate Landlord’s cooperation in connection with the performance of Tenant’s Initial Installations in the Additional Space. This paragraph shall not create any third party or contractual rights between Tenant and Sterling Realty Enterprises. Tenant shall reimburse Landlord for Landlord’s actual out-of-pocket expenses incurred in having Landlord’s consultant’s (e.g., architect. engineer, expediter, code consultant) review Tenant’s drawings, plans and specifications applicable to Tenant’s Initial Installations in the Additional Space, which reimbursement by Tenant shall not exceed $10,000.00 in the aggregate.

          k. Escalations for Increase in Real Estate Taxes. From and after the Inclusion Date, Tenant shall pay Tenant’s Proportionate Share or Real Estate Taxes applicable to the Premises pursuant to the provisions of Article 48 of the Lease. For the purposes of calculating Tenant’s Additional Rental obligations under Article 44 of the Lease with respect to the Premises. (i) the term “Tenant’s Proportionate Share” shall mean 8.01888%, and (ii) the term “Base Tax” shall mean the Taxes payable in the New York City fiscal year commencing July 1, 2007 and ending June 30, 2008 (which shall be the “Base Tax Year” for the purpose of calculating real estate tax escalations for the Premises). Tenant acknowledges and agrees that the provisions of the second (2nd) sentence of Section 48.6 of the Original Lease and the provisions of the second (2nd) sentence of Paragraph 6 of the Second Amendment Shall no longer be applicable to the Ninth Floor Premises from and after November 30, 2008. Tenant further acknowledges and agrees that it shall continue to remain obligated to make Tax Payments to Landlord with respect to the Ninth Floor Premises and the Second Mezzanine Premises as set forth in the Lease from the date of this Agreement through and including the day immediately preceding the Inclusion Date.
1. Additional Space Electric Current. Electricity shall be furnished to the Additional Space on a “submetering” basis as set forth in Article 55 of the Lease. The first sentence of the last paragraph of Section 55.2 shall be deemed deleted in its entirety and substituted in lieu thereof shall be the allowing sentence: “‘Tenant’s Cost’ shall mean an amount equal to the product of (i) the Rate, multiplied by (ii) the Usage, multiplied by (iii) 107%.” Tenant acknowledges and agrees that it shall continue to remain obligated to pay “Tenant’s Cost” to Landlord with respect to the Ninth Floor Premises and the Second Mezzanine Premises as set forth in the Lease through and including the Extended Expiration Date.
          m. Security Deposit. Simultaneously with Tenant’s execution and delivery of this Agreement to Landlord, Tenant shall deliver to Landlord either (i) Tenant’s good, unendorsed bank check made payable to the order of Landlord, in the amount of $485,775.00, or (ii) Tenant’s letter of credit in the aforesaid amount issued for the benefit of Landlord, as additional security to secure Tenant’s full and timely observance and performance of the terms, covenants and conditions on Tenant’s part to be observed and performed under the Lease (the “Additional Security”). Landlord agrees to maintain the Additional Security in accordance with the provisions of Articles 32 and 59 of the Lease.
          n. Condenser Water for Air Conditioning Equipment. In connection with the water-cooled air-conditioning unit(s) to be installed by Tenant in the Additional Space, Tenant shall obtain and utilize condenser water to be provided by Landlord for the purpose of operating such water-cooled air-conditioning unit(s) in the Additional Space, and so long as Tenant is not in default of its obligations hereunder, Landlord shall furnish condenser water to Tenant, twenty-four (24) hours a day, seven (7) days a week, and Tenant shall pay to Landlord, as Additional Rental on the first day of May during each lease year during the term hereof and any renewal term, an annual amount equal to $450.00 per annum per nominal ton (which shall be inclusive of overtime charges and any other maintenance charges in connection with such use or such condenser water) of the air-conditioning unit(s) servicing the Additional Space. Tenant shall pay to Landlord, as Additional Rental hereunder. a one-time condenser water tap-in fee equal to $350.00 per nominal ton of the air- conditioning unit(s) servicing the Additional Space.
          o. Access to the Additional Space. Subject to the Rules and Regulations

annexed to and made a part of the Lease, as same may be amended from time to time, Tenant shall have access to the Additional Space on a twenty-four (24) hours per day, seven (7) days per week basis.
          p. Right to Terminate As to Second Mezzanine Premises. Tenant shall have the one-time irrevocable right to terminate Tenant’s leasehold right, title and interest in and to the Second Mezzanine Premises, effective as of October 31, 2009 (the “Termination Date”), by delivering written notice (the “Termination Notice”) to Landlord at any time between the date hereof and October 31, 2008 (the “Outside Termination Notice Date”), time being of the essence as to the delivery by Tenant of the Termination Notice to Landlord by the Outside Termination Notice Date. Upon Landlord’s receipt of the Termination Notice, (i) Tenant’s leasehold right, title and interest in and to the Second Mezzanine Premises shall be deemed terminated effective as of the Termination Date, (ii) Tenant shall vacate and surrender the Second Mezzanine Premises to Landlord free and clear of (A) all tenancies and occupancies, and (B) Tenant’s personal property, movable trade fixtures, furniture and equipment, on or before the Termination Date and otherwise in the condition required under the Lease, including without limitation, Articles 4. 23 and 32 thereof, (iii) Tenant shall no longer be obligated to pay Fixed Rental and Additional Rental to Landlord as provided in the Lease from and after the Termination Date, and (iv) Tenant’s Proportionate Share shall be reduced to 9.01% from and after the Termination Date. In the event Tenant fails to timely deliver the Termination Notice to Landlord by the Outside Termination Notice Date, Tenant shall be deemed to have irrevocably waived its right to deliver such Termination Notice to Landlord and this Lease and Tenant’s leasehold right, title and interest shall remain in full force and effect through and including the Extended Expiration Date. In the event Tenant shall have timely delivered the Termination Notice to Landlord and Tenant thereafter fails to vacate and surrender the Second Mezzanine Premises by the Temination Date, Tenant acknowledges and agrees that it shall be obligated to pay monthly Fixed Rental for the Second Mezzanine Premises at the rate of one and one-half (1.5) times the Fixed Rental and Additional Rental payable during the month of October, 2009, subject to all of the other terms of the Lease insofar as the same are applicable to a month-to-month tenancy. Notwithstanding all of the foregoing, if Tenant shall have timely delivered the Termination Notice to Landlord at any time prior to the Outside Termination Notice Date, Tenant acknowledges and agrees that it shall continue to remain obligated to pay Fixed Rental and Additional Rental applicable to the Second Mezzanine Premises through and including the Termination Date. Paragraph 7 of the Fifth Amendment is hereby deleted in its entirety.
     3. “As Is” Condition: Landlord’s Additional Space Work. Tenant acknowledges and agrees that it has thoroughly examined the Additional Space and is fully familiar with the condition thereof, and that neither Landlord nor Landlord’s agents have made any representations, warranties or promises, either express or implied, with regard to the physical condition of the Building, the Ninth Floor Premises, Second Mezzanine Premises or Additional Space or the use or uses to which the Ninth Floor Premises, Second Mezzanine Premises or Additional Space may be put, or the condition of any mechanical, plumbing, electrical, flue, heating, air conditioning, ventilation or exhaust systems servicing the Ninth Floor Premises, Second Mezzanine Premises or Additional Space. It is expressly understood that Landlord shall not be liable for any latent or patent defects in the Ninth Floor Premises, Second Mezzanine Premises or Additional Space, except for Landlord’s Additional Space Work (as hereinafter defined). Tenant agrees to accept the Additional Space “as is and in such condition as the same may be in at the Inclusion Date, except for the work set forth on Exhibit B annexed hereto (“Landlord’s Additional Space Work”), which Landlord shall perform at Landlord’s expense. Landlord shall not be obligated or required to do any work or to make any alterations or decorations or install any fixtures.

equipment or Improvements, or make any repairs or replacements to or in the Additional Space to prepare or fit the same for Tenant’s use or for any other reason whatsoever. Unless specifically agreed otherwise, all Landlord’s Additional Space Work shall be of material, design, finish and color of the Building standard adopted from time to time by Landlord. Subject to Tenant’s timely compliance with the terms, covenants and conditions of the Lease, including, without limitation Articles 3, 47 and 69, Tenant shall be permitted to perform any and all necessary installations and improvements in the Additional Space to prepare same for Tenant’s occupancy thereof.
     4. Broker. Landlord and Tenant each represent and warrant to the other that it neither consulted nor negotiated with any broker or finder with regard to the Additional Space or this Agreement. Each party agrees to defend, indemnify and save the other harmless from and against any damages, liabilities, settlement payments, costs and expenses (including, without limitation, reasonable legal fees and expenses incurred in defending any action, claim or suit or in enforcing this indemnity) arising out of any claims for fees or commissions from anyone claiming to have dealt with the indemnitor.
     5. Agreement Subject to Lease. Except as otherwise set forth in this Agreement, the Additional Space is being leased pursuant to all of the terms, covenants and conditions of the Lease.
     6. No Concessions. Except as otherwise set forth in this Agreement, Tenant shall not be entitled to any additional free rent, rent credit, rent abatement, Landlord’s work (other than Landlord’s Additional Space Work) or work contribution in connection with this Agreement and/or Tenant’s leasing of the Additional Space.
     7. Landlord’s Compliance. Tenant acknowledges that Landlord has performed all obligations imposed by the Lease upon Landlord to be performed prior to the date hereof.
     8. Ratification of Lease. As modified hereby, the Lease is hereby ratified and confirmed and shall continue in full force and effect.
     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
     10. No Recording. Landlord and Tenant agree that this Agreement shall not be recorded.
     11. Entire Agreement. This Agreement, together with the Lease, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought.
     12. Governing Law. This Agreement shall be construed and governed by the laws of the State of New York.
     13.Non Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

     14. Enforceability of Provisions. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement. This Agreement shall not be binding upon the parties hereto until the same shall have been executed and delivered by each of the parties hereto.
     15. Captions. The captions, headings and titles of Paragraphs contained in this Agreement are intended to be descriptive only and shall not be deemed to limit, extend or in any way modify the meaning of the text of such Paragraphs.
     16. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD: 601 WEST ASSOCIATES LLC
By:	SLB MANAGER LLC,

By:	/s/ Mark Karasick
	Name:	Mark Karasick
	Title:	Managing Member

TENANT: MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Howard Hochhauser
	Name:	Howard Hochhauser
	Title:	CFO

/s/ John R. Cuti
John R. Cuti
General Counsel

EXHIBIT A
DESCRIPTION OF ADDITIONAL SPACE

WEST 27TH STREET
VACANT
VACANT
WEST 26TH STREET
WEST 26TH STREET

STARRETT LEHIGH BUILDING

10TH FLOOR LEASING PLAN

SL-10

EXHIBIT B
LANDLORD’S ADDITIONAL SPACE WORK
1.	Deliver the Additional Space vacant and in broom clean condition with all existing improvements demolished.

2.	Furnish and install demising wall(s)/partition(s) to separate the Premises from the balance of the tenth (10th) Floor; all demising wall(s)/partitions shall receive Building standard insulation.

3.	Paint the Additional Space using Building standard paint (one (1) Building standard color [to be selected by Tenant from Building standard color chart/palette]), with one (1) primer coat and two (2) coats of such Building standard paint on all surfaces being painted.

4.	Scrape, patch and deliver floor of the Additional Space reasonably level to receive Tenant’s floor coverings. Landlord shall use commercially reasonable due diligent efforts to remove hydraulic fluid stains on the floor of the Additional Space.

5.	Refurbish all windows in the Additional Space, including replacement of defective panes, application of putty/silicone where necessary and acid clean window glass.

6.	Deliver twelve (12) watts per usable square foot of electric power to a Building standard panel in the Additional Space.

7.	Refurbish core lavatories to be ADA compliant. Landlord shall allow Tenant to construct private ADA compliant lavatories within the Additional Space at Tenant’s cost. Core lavatories shall be refurbished consistent to the Building standard applicable to the core lavatories on the eighth (8th) floor of the Building.

8.	Landlord to provide availability of connection points for Tenant’s strobes, speakers and related Class E connections. All Building fire and safety systems shall be in full service and available for connection to the Additional Space. Landlord shall also install strobes, smoke detectors, speakers and associated equipment as required by law in the common areas and in the core lavatories.

9.	Provide steam heat to the Additional Space. Landlord to install new perimeter radiators in the Additional Space.

10.	Elevator signaling devices to be installed and in good working order and appearance and to code.